FOR IMMEDIATE RELEASE:	NEWS
September 27, 2007	OTCBB: RNCH

Rancher Energy Corp. Reports on Independent Estimates of Recoverable Oil in the Company’s Powder River Basin Fields

DENVER, Colorado - Rancher Energy Corp. (OTCBB: RNCH) today announced that it has filed a Form 8-K with the Securities and Exchange Commission regarding two separate reservoir evaluation studies completed by NITEC LLC on two of Rancher Energy’s three fields in the Powder River Basin, Wyoming - the South Glenrock B and Big Muddy fields. The Form 8-K has been filed as required by the terms of a December 21, 2006 Securities Purchase Agreement the Company entered into in its previous $79.5 million equity capital raise.

The NITEC studies include estimates of recoverable oil using continuous CO2 injection techniques, as well as original oil in place (OOIP) and remaining oil in place.

The studies estimate the total recoverable oil from the combined fields at 81.2 million stock tank barrels (MMSTB), assuming continuous CO2 flood injections at the maximum 40 MMSCF/D of CO2 available for purchase. The predicted oil recoveries in the South Glenrock B field total 33.8 MMSTB and are assumed over a 23-year period, while the predicted recoveries in the Big Muddy field are 47.4 MMSTB and are assumed over 20 years.

Estimated OOIP in the Big Muddy Field is 253.8 MMSTB, and the remaining oil in place is estimated at 222.4 MMSTB. These volumes are contained in a productive area of 3,761 acres. The estimated OOIP in the South Glenrock B Field is 170.3 MMSTB and the estimated remaining oil in place is 113.1 MMSTB.

The NITEC estimates contained in the studies are estimated only and do not represent proved reserves. Recovery of oil in these fields will be subject to many conditions both economic and operational including the need to obtain substantial additional funding.

About Rancher Energy Corp.
Rancher Energy is an innovative oil & gas exploration & development company with a targeted strategy to reinvigorate older, historically productive oil fields in the hydrocarbon-rich Rocky Mountain region of the United States. Using CO2 injection coupled with other leading edge hydrocarbon recovery techniques, including 3-D seismic data and directional drilling, Rancher Energy expects to extract proven in-place oil that remains behind in mature fields. Rising energy demand and strong oil & gas prices combined with advances in oil recovery have made this strategy profitable. Rancher Energy is taking advantage of this convergence by acquiring low risk, high quality, historically productive plays with under-exploited reserves and developing customized enhanced recovery strategies to maximize production.

About NITEC LLC. NITEC was founded in 1995 by a group of highly experienced petroleum engineers with the goal of providing the best possible reservoir evaluation services to oil & gas companies and regulatory agencies. NITEC’s services focus on maximizing the return on their clients' investments while minimizing their risks. To date, NITEC has had the opportunity to perform many large, fully integrated reservoir studies on highly complex reservoirs, as well as smaller reservoir and well evaluations. Building upon their founding goal, NITEC has continued to grow each year both in the number of projects awarded and in their reputation and recognition for producing outstanding reservoir studies. NITEC has in part accomplished this success by developing and utilizing integrated reservoir characterization software and new technologies. This project based evolution of software tools, coupled with their technical capabilities, differentiates NITEC from other consulting companies.

Forward-Looking Statements
This press release includes forward-looking statements as determined by the U.S. Securities and Exchange Commission (the "SEC"). All statements, other than statements of historical facts, included in this press release that address activities, events, or developments that the Company believes or anticipates will or may occur in the future are forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include the Company's ability to obtain financing to construct pipeline and other infrastructure and for other operational and working capital purposes, the uncertainty of recovery factors for the enhanced oil recovery projects, the volatility of oil prices, general economic and business conditions, and other factors over which the Company has little or no control. The Company does not intend (and is not obligated) to update publicly any forward-looking statements. The contents of this press release should be considered in conjunction with the warnings and cautionary statements contained in the Company's recent filings with the SEC.

Contacts:

Jay Pfeiffer
Pfeiffer High Investor Relations, Inc.
303-393-7044

John Works
Chief Executive Officer
Rancher Energy Corp.
303-629-1125